SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010 (January 27, 2010)

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On January 27, 2010, the Board of Directors of Eagle Bancorp, Inc. (the “Company”), upon the recommendation of the Compensation Committee, approved base salaries for calendar year 2010 for the Company’s named executive officers and an annual director fee for the Vice Chairman of the Board of Directors, as set forth in the table below.

Name	Title	Annual Amount
Martha Foulon-Tonat	EVP & Chief Lending Officer	$255,000
James H. Langmead	EVP and CFO	$250,000
Thomas D. Murphy	President — Retail Banking	$255,000
Ronald D. Paul	President and CEO	$542,000
Susan G. Riel	SEVP & COO - EagleBank	$305,000
Robert P. Pincus	Vice Chairman	$280,000

The most significant increase was for Mr. Paul. This increase primarily reflects the fact that Mr. Paul has not had any base salary increase since 2006, and an effort to make Mr. Paul’s compensation at least comparable to the chief executives of the Company’s peer banks and regional peers as the Company has increased in size over the past several years; many of these peers have not performed as well as the Company.  This increase still leaves Mr. Paul at the 84th and 68th percentile of the peer banks and regional peers respectively.  The next highest increase among named executive officers was for Ms. Riel, reflecting a substantial increase in her responsibilities following a reorganization of the Company’s reporting structure.  As a result of the significant increase in time devoted to the Bank, the payment made to Mr. Pincus was increased to $280,000. All increases were made upon the recommendation of the Compensation Committee, which retained an independent compensation consultant.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: February 2, 2010